OFFERING MEMORANDUM DATED, SEPTEMBER 17, 2024

Rad Technologies, Inc.

1501 Lincoln Blvd, Venice, CA 90291

www.radintel.ai

Up to $1,602,658.68 of Class B Common Stock, plus up to 1,728,357 “Bonus Shares” available to early investors for no additional consideration*

Target Investment Amount: $10,000

Minimum Investment: $1,020 ($1,000 including the $20.00 Investor Transaction Fee)

Rad Technologies, Inc., a Delaware corporation (“Rad”, “RAD”, “RAD AI”, “RAD Ai”, “the Company,” “we,” or “us”), is offering up to $1,602,658.68 ◊ worth of Class B Common Stock, including an Investor Transaction Fee of 2.0% to the Company not to exceed $100.00 per transaction (up to $31,424.68, if fully subscribed). The minimum target amount under this Regulation CF offering is $10,000, share sales of 19,608 (the “Target Amount”). The Company must reach its Target Amount of $10,000 by April 30, 2025*. Unless the company raises at least the Target Amount of $10,000 under the Regulation CF offering by April 30, 2025, no securities will be sold in this offering, investment commitments will be canceled, and committed funds will be returned. Each investor must purchase a minimum of $1,000 worth of shares (2,000 shares), including a 2.0% Investor Transaction Fee.

The purpose of this material change amendment (the “Material Amendment”) is to:

●	Increase the maximum raise amount for this campaign.

The Offering is being made through DealMaker Securities LLC (the “Intermediary”) on its platform. The Intermediary will be entitled to receive fees related to the purchase and sale of the Securities. The rights and obligations of any Purchasers of the Securities must complete the purchase process through the Intermediary. All committed funds will be held in escrow with Enterprise Bank & Trust, a Missouri chartered trust company with banking powers (the “Escrow Agent”) until the Target Amount has been met or exceeded and one or more closings occur. You may cancel an investment commitment up to 48 hours prior to April 30, 2025 (the “Offering Deadline”), or such earlier time as the Company designates, pursuant to Regulation CF, using the cancellation mechanism provided by the Intermediary, as long as the investment commitment has not already been accepted by the Company. The Intermediary has the ability to reject any investment commitment and may cancel or rescind the Company’s offer to sell the Offered Shares at any time for any reason.

 ◊ As of the filing date of this Offering Memorandum, the Company may accept up to $402,658.77 of funds raised under this Regulation CF offering. On or after, November 10, 2024 the Company may accept $1,042,047.00 in investment commitments. As of December 14, 2024, the Company can accept the final $157,953 described in the maximum listed here.

* As of the date of this Offering Memorandum, the Company has already reached the Target Amount.

	Price to Investors	Service Fees and Commissions (1)	Net Proceeds
Minimum Individual Purchase Amount	$1,000	$85.00	$915.00
Investor Fee	$20.00	1.70	18.30
Aggregate Maximum Offering Amount	$1,602,658.68	$136,225.99	$1,466,432.69

(1)

DealMaker Securities LLC charges commissions of eight percent (8.5%) of the Offering proceeds including the Investor Transaction Fee. This excludes fees to the Issuer’s advisors, such as attorneys and accountants. Also, excludes $10,000 set up fee, $2,000 per month maintenance fee, and up to $70,000 of marketing fees on a case-by-case basis payable to Intermediary.

Investors will be required to pay an Investor Processing Fee of 2.0% to the Company at the time of the subscription to help offset transaction costs. The Broker will receive a cash commission on this fee. All investments will have a maximum Investor Processing Fee of $100.00, which represents the fee for a $5,000.00 investment.

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

This disclosure document contains forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this disclosure document and the company offering materials, the words “estimate”, “project”, “believe”, “anticipate”, “intend”, “expect”, and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s action results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements to reflect events or circumstances after such state or to reflect the occurrence of unanticipated events.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012, including electing to delay compliance with certain new and revised accounting standards under the Sarbanes-Oxley Act of 2002.

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THE COMPANY AND ITS BUSINESS

As used in this Offering Memorandum, unless the context otherwise requires, the terms “Company”, “RAD”, “RAD AI”, “we”, “our” and “us” refer to RAD Technologies, Inc. unless the context indicates otherwise.

Company History

RAD Technologies, Inc. is a technology company incorporated on July 6, 2018 pursuant to Delaware law. RAD’s main thesis is that content marketing, which includes influencer activations, is rampant with inefficient processes that drive bloated fee structures. Prior to RAD, the influencer marketing industry leveraged these difficulties to bill for more time.

RAD aims to fix these difficulties by addressing the core issues clients care most about. The first problem we solve is influencer discovery, which our product addresses by using our AI to analyze historical content patterns from a database of influencers, then matching these same influencers to a predetermined campaign. The second problem we address is we help clients understand their audience by delivering AI-informed personas. These personas tell our clients who their customer is, and what they care most about today. The third problem our AI solves is content optimization and ranking. This product evaluates and rates content made by any content creator to verify its alignment with the brand’s messaging and helps predict which piece of content will most deeply resonate with the audience.

In the past few years, we have been able to expand our operations and enter new client and enterprise partnerships, including:

●	In 2021, RAD acquired Atomic Reach, which included the proprietary AI platform that the product now utilizes.

●	In 2023, RAD engaged with Hasbro to run two test campaigns, Hero Quest and Risk games respectively. The success of the first two campaigns produced a third campaign, RFP slated for Q1 of 2024. Furthermore, Hasbro has submitted budget approval for an annual contract utilizing the RAD AI solution.

●	In 2023, RAD was the recipient of the Adobe Fund for Design Grant. The company has since released an add-on product in the Adobe Express platform.

●	In 2023, OMNICOM, a company valued over $14bn and recognized across the world as a top 3 Global agency and RAD launched a strategic partnership whereby Omnicom is utilizing RAD’s proprietary AI and is co-building products and services for Omnicom clientele.

Product Overview

At scale, we believe our software will disrupt the way current marketing campaigns select content to market their product/service to a target audience and have financial confidence that the campaign will generate a higher ROI than status quo methods (agencies)/software.

Our robust SaaS-focused business model is designed to attract and retain enterprise clients and expand their contracts through multi-year commitments.

RAD uses two pricing structures depending on what we are delivering for our client. For influencer marketing on a campaign level, RAD AI’s end-to-end managed services model is grounded in efficiency and effectiveness. Through the use of our proprietary suite of AI tools, RAD AI is able to collapse the time required to identify new audiences, discover audience-centric influencers and optimize content, ultimately lowering the time/money/effort required to go from client brief to in-market activation. Once the Clients’ goals and KPI’s have been established, scopes are developed with specific deliverables against a bottom-line all-in budget that covers agency services (strategy and campaign management) and influencer costs. We charge clients on a per campaign basis initially. After the first campaign they run either one-off campaigns on a continual basis or groups of campaigns at a reduced fee.

Our SaaS model has two pillars depending on the type of client we are working with.

Marketers/Brands Clients

RAD AI’s platform usage model is different from a traditional Seats/SaaS model. RAD AI has structured its pricing model for marketers around a tiered number of bundled or unbundled solutions across the three core three AI-informed offerings: (1) audience identification; (2) Influencer discovery; and (3) content optimization. This allows for bespoke packages to be created for each client based on their size and needs. These Marketer/Brands typically receive “view only” access to the platform.

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RAD’s multi-faceted capabilities are reshaping the influencer marketing landscape with the power of proprietary AI. This category disruption is serving as a valuable entry point into the enterprise organizations that will benefit from the broader value our AI technology delivers. Here is how our AI works:

Audience Segmentation: Using cutting-edge AI and proprietary models, we conduct an extensive analysis of posts, comments, and replies across Reddit, X, and TikTok focusing on sentiment, emotion, stance, and relevance concerning your brand, product, or service. Subsequently, our proprietary AI model comes into play, precisely identifying the primary and secondary interests of the target audience. We then segment further into like-minded groups, providing the client with a fresh perspective on your audience, paving the way for exceptional messaging and targeting strategies.

Influencer Discovery and Identification: Through our AI algorithms, we process extensive data from social media platforms and various online resources, effectively pinpointing potential influencers who resonate with a brand’s target audience and values. This automated approach saves considerable time and effort compared to manual searching while ensuring highly precise matches. Furthermore, our AI delves into the content composition, performance, follower behavior, and key metrics of diverse influencers to identify the perfect candidates tailored to the client’s campaign. As a result, we curate the most accurate and authentic influencer pool for the program, delivering best-in-class results. This is the foundation to begin to formulate content strategies that go beyond influencer programs and can be applied to the full funnel.

Campaign Personalization: Unique to RAD, our audience analysis revolves around segmenting audiences based on their primary and secondary interests. This approach empowers the development of highly personalized and customized strategies that perfectly align with the distinct preferences and behaviors of each target audience. By achieving this level of customization, campaign effectiveness is significantly enhanced, leading to an elevated overall user experience.

Content Optimization/ Media Ranking: RAD AI evaluates and rates the content shared by influencers to verify its alignment with the brand’s messaging, accurately predicting which pieces will most deeply resonate with the audience. This meticulous analysis significantly enhances the impact and relevance of influencer marketing. Our model incorporates exclusive features that thoroughly analyze images and videos for emotion, memorability, sentiment, and other essential elements of predictive performance with precision.

Performance Analytics: With RAD’s AI-driven analytics, marketers can gain access to valuable insights in real-time. Unlike merely measuring performance metrics, RAD’s AI goes a step further, interpreting data to unveil the underlying reasons behind the results. This advanced approach shows in-depth insights that go beyond mere engagement, reach, and conversions, providing answers to critical, strategic questions and enabling accurate ROI reporting. This gives us the ability to go above measuring tactical objectives and leans into measuring business objectives/statistics.

Predictive Modeling: Designed with a continuous machine learning feedback loop, RAD AI continually predicts potential (customer) outcomes by analyzing historical and real-time data. This empowers brands to make well- informed decisions, optimize their strategies, and achieve enhanced results. This creates opportunistic and cultural content discovery which can be leveraged in ways that break the feed and bring cultural credibility to a brand.

Automated Influencer Management: RAD AI streamlines the influencer relationship management process by automating communication, tracking deliverables (project management), and facilitating contracts, thereby improving overall efficiency.

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Intellectual Property

RAD AI is the first to leverage audience interests mined from online communities to build audience persona models. Using novel Natural Language Processing (“NLP”) models advanced through RAD AI proprietary research, our expertise resides in our ability to deconstruct every aspect of media (video, image, text) to understand the intended inference of emotion, sentiment, stance, meaning, topic and interest, and correlate that information to predictive engagement. Our AI models cluster communications based on these attributes into like minded communities and use their interests to describe who they are and how they form these communities. We then overlay demographic data to complete the description of the community. Additionally, RAD AI ranks and diagnoses media according to the preferences of each community thereby creating the ability to explain to the media creator what attributes of the media need to be changed in order for it to resonate with the target audience. RAD AI has engaged the legal expertise of Norton Rose to assist it in managing its IP portfolio. To date, the position of our counsel is to maintain our trade secrets by not filing IP patents and not sharing details of our research breakthroughs to the public.

Partner Relationships

As part of our efforts to obtain clients, we have developed partner relationships with industry leaders like Omnicom and Hasbro alongside specialized relationships with companies like Adobe. Partnerships with leaders like Omnicom provide unparalleled access to the largest enterprises in the world and thus expose our AI technology to broader markets that it would otherwise take years to forge. On the other hand, having brand direct relationships with holding companies like Hasbro provide the necessary validation other enterprise client prospects require during our sales process.

Furthermore, having forged specialized relationships with industry leaders like Adobe helps to improve our AI technology feature sets and functionality. In turn, these enhanced feature sets benefit enterprise partners like Omnicom and Hasbro. These partnerships are of significant benefit to RAD AI, as they expand the reach and existing network of the company, enhance the existing reputation of our work within the industry, and help to increase the value of our existing contracts.

Omnicom Partnership

Omnicom Group Inc. [NYSE: OMC] and RAD AI have launched a strategic partnership whereby Omnicom is utilizing the RAD AI technology to serve select client needs as well as co-building products and services for these same clientele. The current engagement is slated –to end in September 2024 and is in the test, learn, validate stage which will measure the efficacy of how the AI technology performs when applied toward key Omnicom clients. Erin Lanuti, the Chief Innovation Officer at OPRG (Omnicom PR Group) has been appointed to the RAD advisory board.

The benefits of this partnership are:

1.	The partnership provides unrivaled access to new markets and industries for ongoing product adoption.
2.	The partnership puts increased brand visibility amongst enterprise client-bases across public policy, healthcare, B2B, CPG, hospitality, entertainment, food, gaming, fashion, beauty and more.
3.	If the current engagement that we are currently serving expands beyond the test, learn validate phase, the recurring revenue generated has the potential to materially impact 2024 projections.

Hasbro Client Relationship

In 2023, RAD engaged with Hasbro, Inc (NASDAQ HAS) to execute two pilot campaigns; Hero Quest and Risk board games respectively. The success of the first two campaigns produced a third campaign, which ran in Q1 2024 for the Arschmallows board game. This also resulted in a request for proposal for a 4th campaign that has yet to be confirmed. Furthermore, Hasbro has submitted budget approval for an annual contract utilizing the RAD Intel solution.

Furthermore, Hasbro, our client, has submitted budget approval for an annual contract which will utilize the RAD solution across the broader group of the Hasbro family of brands.

The benefits of this client partnership is:

1.	Hasbro is a highly sought after holding company featuring brands like Nerf, Monopoly, Peppa Piggy, GI Joe, Transformers and more. RAD being able to secure this partnership as a result of the quantitative value produced from our pilot program serves as an important proof point for product market fit and adoption.
2.	Converting the initial pilot programs to recurring revenue proves the importance and value our AI delivers for RAD clientele.
3.	If the current engagement that we are currently serving expands beyond the pilot, the recurring revenue generated has the potential to materially impact 2024 projections.

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Adobe Relationship

In 2023, RAD was selected to be the participant of the Adobe Fund for Design Grant. The grant funds and promotes our continued innovation for content optimization through a unique add-on RAD built specifically for the Adobe Express marketplace.

The add-on RAD built for Adobe Express helps guide content creation across photos for web and social channels. Our AI and media optimization engine scores each visual based on a variety of features, including emotion, sentiment, and clarity, giving you immediate, predictive insights on how your media will perform with your target audience and across socials.

This benefits our clients by:

1.	Identifying what type of content should be created and why
2.	Allowing clients to compare content against their competition
3.	Giving our clients a better understanding of how to create ROI based content
4.	Providing a simple to use interface that almost any user can include into their content creation process

Atomic Reach Acquisition

In 2021, the Company undertook an acquisition of Atomic Reach, bringing its former CEO, Bradley Silver, on to serve as the RAD AI President and Head of Technology. Atomic Reach has developed an artificial intelligence platform with a specialization in AI that influences behavior and outcomes through language. The company, with over $21 million invested, had developed state of the art AI technology, but struggled with product market fit.

Post-acquisition, the Company navigated through strategic decisions, homing in on which marketing technology sector to disrupt with our newly-acquired AI. RAD CEO Jeremy Barnett’s previous experience in co-founding and eventually exiting a fashion technology company, Trendy Butler, in 2017, shed light on the palpable issues within influencer marketing and content creation. Thus, the Company anchored our focus on influencer marketing – a sector ready for disruption and with accessible campaigns and budgets.

Today, both teams have successfully integrated and thus, repositioned the Atomic Reach product offering. To date, the acquisition has proven to be beneficial for internal and external stakeholders, clients and investors.

Here’s how the Atomic Reach acquisition has created value:

1.	Clients have benefited from the Atomic Reach AI technology being adapted the productized towards complex marketing problems that have a material financial impact
2.	RAD clients have benefited from Atomic Reaches investment of over $21 million on R&D into AI technology. By acquiring this marketing technology company, the company bolstered its technological capabilities and, as a result, continues to scale its reach.
3.	RAD clients have benefited from the Atomic Reach AI technology capabilities that include in-depth audit features of company data that help determine the most effective means of communicating with its customers.
4.	RAD clients have benefited from the Atomic Reach AI technology capabilities which reduce the time required to effectively service influencer marketing campaigns. This enables our operations team to perform quantitatively better campaign work that is faster at a reduced billing rate.

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Market

The following discussion includes references to third-party sources the Company evaluated when determining the approximate size of the market opportunities. These third-party sources are not incorporated by reference and the Company makes no representation regarding the accuracy of their methods.

The Company believes the addressable creative intelligence market is potentially sizeable and consists of the following segments:

●	Social Media Management - $19.1bn1

Social media management solutions are among the leading choices for raising a company’s brand recognition, driving inbound traffic, improving customer happiness, and increasing conversion rates. Businesses are adopting social media platforms to operate successfully in the economy and build a social media presence to attract new prospective consumers.

Adobe, IBM, Google LLC, Oracle Corp., Salesforce.com, Hubspot Inc., and Zoho Corp. Pvt. Ltd. are some examples of large enterprises who compete in this space.

The social media management market growth is driven by the rising widespread penetration of social media and rising focus on market and competitive intelligence. The key future trend is continued improvement of internet technologies and the roll out of 5G.

●	Digital Advertising - $325bn2

Digital advertising is essential to advertisers and businesses for many reasons including but not limited to:

1.	Wider reach: Digital advertising allows advertisers to reach a wider audience compared to traditional advertising methods. This is because digital advertising can be targeted to specific demographics, geographic regions, and interests.
2.	Cost effectiveness: Digital advertising is typically less expensive than traditional advertising and offers a better return on investment (ROI) due to its ability to target specific audiences.
3.	Real-time tracking & analysis: Digital advertising offers real-time tracking and analysis of campaigns, allowing advertisers to adjust their strategies and optimize their campaigns for better results.
4.	Personalization: Digital advertising allows for personalized and targeted messaging which can increase engagement and conversion rates.
5.	Flexibility: Digital advertising offers a high-level of flexibility, as campaigns can be adjusted or paused in real-time, and new campaigns can be launched quickly and easily.
6.	Multiple channels: Digital advertising can be deployed across multiple channels, including social media, search engines, display networks, and mobile applications, allowing advertisers to reach their target audience wherever they may be online.

●	Search Engine Optimization (SEO) + Search - $68.2 bn3

SEO solutions and services help boost the number of visitors to a website with organic search results, such as Bing and Google. Some SEO elements, such as backlink building, keyword analysis, and content creation, have become a leading force in the industry. For instance, building backlinks have become instrumental in enhancing credibility. SEO has become invaluable for businesses to provide a competitive edge. Companies are investing in the tools that assess strengths and weaknesses.

The global market is segmented into freelancers’ SEO services and agency SEO services. Stakeholders anticipate the SEO agency to exhibit noticeable growth as it helps companies boost web visibility. SEO agencies have also demonstrated traction for smart speakers and AI among others. The expanding application of AI with automation would allow companies to introduce innovative strategies to build content.

1 https://www.gminsights.com/industry-analysis/social-media-management-market

2 ASDReports, Global Marketing Technolocy (MarTech) Market Size Study & Forcast and Regional Analysis, 2023- 2030

3 https://finance.yahoo.com/news/search-engine-optimization-seo-market-125900367.html

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●	Analytics + Data Management - $307bn4

Big data analytics examines structured and unstructured databases to understand and deliver insights based on correlation, hidden patterns, varying market trends, and more. Prominent sectors aim to employ analytical tools to obtain customer insights by developing business intelligence.

For instance, in December 2020, Amazon, Inc. launched Amazon HealthLake, a HIPPA-compliant big data analytics service for the healthcare industry that provides real-time patient data.

Adoption of AI-driven advanced reporting is changing the landscape. During and after COVID, businesses have been investing in systems to implement advanced analytics to understand emerging trends. Globally, businesses have accelerated their digital transformation strategy.

●	Marketing Automation - $6.3bn5

The marketing automation industry has seen significant growth in recent years, driven by a growing need for businesses to improve their marketing efficiency and effectiveness. One of the main drivers of this growth is the increasing adoption of automation by small and medium-sized businesses. These companies are using marketing automation tools to help them compete more effectively with larger enterprises. Additionally, with the rise of e-commerce and digital marketing, businesses are also looking for ways to automate and streamline their digital marketing efforts, which is driving demand for new tools.

The rising trend of organizations to optimize spending on marketing is creating high demand for marketing automation in recent years. As organizations look to optimize spending in marketing, they are increasingly turning to marketing automation tools to help them streamline and measure their marketing efforts. These tools allow organizations to automate repetitive tasks, such as email campaigns and social media posts, and to track the performance of their marketing campaigns in real-time. By using automation, organizations can save time and money by reducing the need for manual labor, while also being able to target and engage with their customers more effectively.

Additionally, automation also helps organizations to meet their Return on Investment (ROI) more easily. This increased efficiency and effectiveness can lead to increased revenue growth for the organization, as well as for the marketing automation market.

●	Influencer Marketing - $21.1bn6

Influencer marketing is a collaboration between popular social media users and brands to promote the brand’s products or services. These partnerships have been going on since the dawn of social media.

Authenticity is the basis of success for any influencer marketing campaign. Forming relationships with influencers who are already relevant to a brand’s message is vital. Influencers might be popular for their content on sustainability, cooking, body positivity, healthy lifestyle, and so on. Influencer marketing is more about building real relationships with creators than scoring social media posts that endorse products or services.

Since the COVID-19 pandemic, consumers are shopping online more frequently. During COVID consumers realized that they could safely and efficiently rely on e-commerce. This pattern has continued post pandemic. During this time, influencers played an even greater role.

Another new dimension that is influencing the space is the Metaverse. It can be commonly described as an emerging 3-D digital space that allows consumers to have lifelike experiences online via virtual reality and other technologies. In the metaverse, people interact with peers, content, cryptocurrency, brands, etc.

4 Fortune Business Insights, Big Data Analytics Market Size, 2023-2023

5 https://www.expertmarketresearch.com/reports/marketing-automation-market

6 https://www.statista.com/topics/2496/influence-marketing/

7

In the Metaverse, people are willing to pay for virtual goods and services: direct to avatar sales. Consulting giant McKinsey estimates the current market for such goods and services to be approximately $54bn. Some examples of goods that sell in the marketplace include Nike virtual sneakers, and Chipotle (real-life) burritos that were offered to the first 30,000 visitors to the Company’s virtual store on Roblox.

Influencer marketing is becoming more of a widespread marketing strategy as digital technologies continue to evolve and attract users.

●	Customer Relationship Management - $65bn7

The growing adoption of digital technology tools is likely to set the pace for digital transformation and digital optimization of both new and existing businesses. Company departments such as sales & marketing and customer service & support are increasingly integrating Customer Relationship Management (CRM) systems with AI to improve customer experience and feedback and to develop stronger bonds with customers.

As an example, in 2022, Salesforce, Inc., a cloud-based software company, launched CRM analytics with new capabilities such as AI-powered insights for sales, marketing, and service teams for every industry, such as retail, IT, Telecommunications, etc.

Developments within CRM analytics will likely boost the growth of the market. Customers’ increasing use of digital channels to communicate with brands and organizations is anticipated to drive customer relationships and the CRM industry via sales reporting and process automation.

With the growing importance of understanding customer behavior and their preferences, organizations are adopting CRM strategies to deliver the best performance in real-time to stay competitive. Rapid shifts in the fields of business intelligence and embedded analytics, the Internet of Things (IoT), and AI, and their implementation in CRM solutions are likely to promote product development and innovation among CRM vendors.

Design and Development

RAD is building an “all-in-one” AI platform for creating ROI-based content marketing. This software can be scaled globally and applies to any company that budgets for and leverages influencer marketing. The proprietary technology leverages 600+ API connections, 125k+ AI-based personas, 2.5b+ data points analyzed each campaign, 12b+ words, images & videos analyzed, and 90b+ user engagements/comments/likes analyzed.

Future iterations of the software will be self-serve and will allow for the user to license and operate the tool without support from RAD (data input).

RAD AI is in a constant state of development given the rapid and ongoing developments in the AI industry as a whole. We are continuing to explore advanced and newly created AI techniques to solve ongoing business challenges in the areas of audience insights, content optimization and predictive behavior. The current product represents the commercialization of some but not all of the research we have conducted to date. The end product will increase in functionality and sophistication representing the entirety of our research and the needs of the market in the areas where we focus.

The RAD development infrastructure is divided into two core teams each containing three dedicated teams within each core team.

7 https://www.grandviewresearch.com/industry-analysis/customer-relationship-management-crm-market

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Our first core team, which builds our machine learning (“ML”) technology, is divided into three groups: 1) natural language processing (“NLP”), large language models (“LLM”), and computer vision. The NLP team’s goal is to advance linguistic models to support our advancements in Audience Segmentation, Data Labeling and large-scale Information Clustering. The LLM team’s goal is to advance our expertise in Large Language Models that are used for analysis of all forms of content in support of Audience Segmentation, Predictive Behaviour and Content Transformation. The last team in our ML universe is our Computer Visioning division, which focuses on novel inventions in the area of image and video analysis and tuning. In our current product iteration, we are using what we refer to as v1.0 or “version 1” where our models leverage foundational advancements in machine learning to analyze and segment audiences, measure metrics such as emotion, style, stance, sentiment and interests in relation to any form of social media text or media, and provide detailed insights into the construction of the above. It is also used to identify related influencers using novel AI models to replace human subjectivity.

Our second core team is split into the following three areas: 1) dev ops, 2) front end, and 3) back end. These teams bring the ML models to the forefront of the product in the form of an elegant user interface, they create API apps to extract information from our ML models into usable and storable data streams for the front end, manage our cloud infrastructure, optimize our infrastructure for run-time and performance and manage our integrations into to third party applications.

The focus of our current development roadmap which will run through to the end of 2024 is on enhancements to our audience segmentation engine which include expanded data sets, integration of our LLMs for audience identification, style transformation which automates the transference of text or media from one style of voice to another (i.e. scientific to humorous), v2.0 of our media ranking models which will allow for tuning of images for a particular audience segment, expanded video formats to include long and short videos and a robust compliance engine.

Sales & Marketing

Working with recognizable corporations is helping us build our brand recognition that will help us grow our client portfolio. We also have a structured salesforce in house that we plan to grow proportionally with revenue. We are also leveraging partnerships and other creative methods to cost-effectively market our company. We have been featured in high-volume publications such as Time Magazine, Forbes, and VanityFair. This further brings us exposure. After raising this round of financing, we plan to strategically invest in marketing to scale even faster.

Competition

Our main competitors are:

●	Whalar (https://www.whalar.com/)
●	IBM Watson (https://www.ibm.com/watson)
●	BENlabs (https://www.benlabs.com)

RAD believes that our main differentiation is that our product delivers more specific results than our competitors and therefore generates more value for the customer.

We have focused our resources on R&D and have developed unique expertise in coding NLP AI. Our team has over a decade of experience. This has resulted in a sentiment analysis engine that surpasses our competitors and serves as the fundamental building block for our best-in-class influencer marketing solutions.

Our AI automation is transformative to enterprises using influencer marketing campaigns to drive sales. Our application creates otherwise unachievable executional efficiencies by eliminating guesswork and delivers quantifiable results.

Our AI automation is disruptive because it drastically reduces marketing operations costs, increases margin, and produces demonstrable and otherwise unattainable value to customers.

Customers

Our customers range from large legacy brands to growth companies and include but are not limited to Sweetgreen, THE BLK TUX, MGM Resorts, NCM National Cinemedia, ro, Dignity Health, Splinterlands, Accenture, Fisker, Bright Horizons, and MIKEWORLDWIDE.

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Legal

We are not aware of any pending or threatened legal actions that we believe would have a material impact on our business.

Employees

The Company currently has six part-time employees and fifteen full-time employees. As a part of our capital raise, we plan to initially hire a number of employees to assist in the deployment and scaling of our platform. As we continue to develop our technology we will also scale up our technical staff with the ultimate goal of creating a self-serve platform.

Regulation

The company, like all internet-based companies, must comply with a variety of state and international laws related to protecting the privacy of its user’s online information. These laws include the California Consumer Privacy Act, the California Privacy Rights Act, and the General Data Protection Regulation in Europe.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

Property

Rad AI U.S.-based company that is 100% remote.

Perks

Time-Based Perks

Investors in this Offering will have the ability to earn bonus shares of the company’s Class B Common Stock. The percentage of bonus shares available to an investor will change based on how many shares have already been issued through the Offering. The below table indicates the available bonuses percentages for the amount of cumulative shares issued:

Time-Window	Bonus Shares
First 21 Days from initial filing	20%

Amended Perks
Days 1 to 14 after the date of this amended Offering Circular	15%
Days 15 to 28 after the date of this amended Offering Circular	10%
Days 29 to 42 after the date of this amended Offering Circular	5%

Time-based Perks begin on the day this offering is launched (the “Launch Date”) through 11:59 pm Pacific Daylight Time (“PDT”) on the 21st day (06:59 am Coordinated Universal Time (“UTC”) on the 22nd day) following the Launch Date.

Amended Perks begin on the day this offering Amendment is filed (the “Amendment Date”) through 11:59 pm PDT on the 14th day (06:59 am UTC) on the 15th day) following the Amended Date. The next tier of Amended Perks begin at the conclusion of the previous tier and end at 11:59 pm PDT on the 28th day (06:59 am UTC). The final tier of Amended Perks begin at the conclusion of the previous tier and end at 11:59 pm PDT on the 42nd day (06:59 am UTC).

The Company is not issuing partial shares. Any calculation of bonus shares to be issued, whose product reflects the issuance of a partial share, will be rounded down, to the nearest whole share and issued to the Purchaser at the close of the Offering.

Volume-Based Perks

Investors in this Offering can also earn bonus shares if they invest above a certain dollar amount. The below table indicates the available bonus percentages:

Dollar Amount	Shares	Bonus Shares
$2,500.00 or more	5,000 or more	5%
$5,000.00or more	10,000 or more	10%
$10,000.00 or more	20,000 or more	15%
$25,000.00 or more	50,000 or more	20%

Existing RAD Investor Perk

Investors can also earn 25% bonus shares if they are already an investor in RAD. This bonus applies to individuals or entities who have invested in RAD prior to this Offering and individuals who have invested two times in this Offering.

Testing The Waters Investor Perk

Individuals who have expressed interest in investing since the close of the company’s previous Regulation CF campaign will be eligible for 10% bonus shares if they invest in this Offering.

The bonuses from the volume-based perks are not stackable with the bonus share percentage received from time-based perks. However the existing RAD Investor Perk and the Testing The Waters Perk are stackable with each other, and either the time-based or volume-based bonus. Therefore, this makes 55% bonus shares the highest percentage bonus shares available to an investor on a single investment. By way of example, the maximum number of bonus shares could be achieved if someone invests within the first three weeks (20% time-based bonuses from time-based bonus) and they were previously an investor in RAD (25% Existing RAD investor) and had indicated interest through Testing The Waters (10%).

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

We have limited operating and financial history

Our company was founded in 2018 and spent the majority of the earlier years focused on developing our proprietary AI technology. We have proven our beta technology is a good product/market fit and have begun to grow topline revenue. In 2022, we grossed $446,498 in revenue but had negative net income. While in 2023 we expect to recognize more revenue, we still anticipate having negative net income.

We expect both revenue growth and margin expansion as we improve our technology and onboard more clients. Through further development we intend to build a product that can be licensed and operated by the client. There is a risk that product development encounters unforeseen problems that would delay new feature advancements. This would subsequently delay revenue growth and profitability.

Our technology is not yet fully developed

Our technology seeks to match influencer (content) with client needs for authentic content to market a product/service with a high ROI on the marketing campaign. Currently we are relying on investment capital to finance product development while we continue to grow revenue and ultimately profit. We have not fully vetted the feasibility/motive driver to get influencers to authenticate on our software. This is an important step to create a network of influencers (supply).

Our technology and infrastructure has not yet been tested at the full scale that we will need to meet expected full demand for the product. Any setback or unforeseen problem could potentially delay our timeline, negatively impact user experience, and ultimately result in a loss of subscribers.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We rely on a small management team to execute our business plan, and may be required to raise additional capital in order to continue to develop our technology and continue to scale our platform.

Our senior management team is currently small and consists of only one full-time CEO, and 4 members of the board. CEO Jeremy Barnett’s experience and connections in the influencer marketing industry are vital for us to both grow as a company and to raise funds. Without him, we would struggle to navigate the industry and grow our partnership and client base. Additionally, we rely on Jeremy to help raise funds for the Company until we are generating significant revenue to cover our costs and growth plans. As we continue to grow and scale our product, we might be required to raise debt or equity financing in order to develop our platform and effectively scale our product to meet demand.

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We still have to prove the feasibility of attracting influencers to authenticate on our website

One assumption that we have not fully vetted is the feasibility of attracting influencers to authenticate on our platform. This connection provides us with a network of (content) influencers that makes our matchmaking technology efficient. In small volumes we have proven that the idea is plausible but currently don’t have enough data points to come to a logical conclusion. To understand our challenges, we are holding focus groups where we can engage with influencers to understand their motives and concerns.

The AI industry has increasing competition

The AI technology sector is experiencing remarkable growth and intensifying competition as technology continues to advance. Companies across various industries, including marketing, recognize the transformative potential of AI. As AI capabilities expand and become more accessible, the industry’s competitive landscape will increase progress and create rivalry. Unexpected competition could adversely affect our market share, growth and profitability.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

The success of our business relies on clients successfully adopting our product via long term contracts.

If our clients do not adopt our product via long-term, multi-month contracts, we may be unable to scale successfully and our business model may not prove to be repeatable.

Acquiring other competing or complementary marketing agencies is key to our success.

We are actively pursuing a strategy to acquire other marketing and advertising agencies that we believe are accretive to our business. These acquisitions may be for a number of reasons, including to acquire technology/IP, new talent, and/or new customers. If we are unable to successfully locate acquisition targets and consummate these transactions, we may be unable to succeed.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company’s stock.

There is no formal marketplace for the resale of any of the Company’s Common Stock. Shares of Common Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral. The Company currently has no plans to list any of its shares on any OTC or similar exchange.

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Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of New York. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Our valuation and our offering price have been established internally and are difficult to assess.

The company has set the price of its Class B Non-voting Common Stock at $0.38 per share, plus a 2.0% Investor Transaction Fee, see “Securities Being Offered” for further details on this fee. This fee is intended to offset transaction costs and though this fee is counted towards the amount the Company is seeking to raise under Regulation Crowdfunding and the limit each investor may invest pursuant to Regulation Crowdfunding, we did not value it in determining our valuation. Including this fee will increase our valuation for which you are paying for shares in our company accordingly. Valuations for companies at this stage are generally purely speculative. Our valuation has not been validated by any independent third party and may decrease precipitously in the future. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. The issuance of additional shares of Common Stock, or additional option grants may dilute the value of your holdings.

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Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

This table shows the principal people on the company’s team:

Name	Position	Term of Office	Approx. hours per week (if not full time)
Executive Officers:
Jeremy Barnett	CEO	2018 – Present	Full-time
Bradley Silver	President	2021 – Present	Full-time
Directors:
Jeremy Barnett	Director	2018 – Present	2
Bradley Silver	Director	2021 – Present	2
Aaron Kuntz	Director	2018 – Present	2
Joseph Freedman	Director	2021 – Present	2
Orin Litman	Director	2024 – Present	2

Jeremy Barnett, Chief Executive Officer

Jeremy Barnett, CEO and co-founder is a 3x startup founder with 2 exits, including Trendy Butler (fashion tech). Jeremy has successfully led companies and raised capital with institutional investors such as Fidelity Investments, SOS Ventures, Expert Dojo, and more. He has experience building companies from 0-100+ employees. Mr. Barnett has served as CEO for RAD AI since the company was founded in March, 2018.

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Bradley Silver, President

Bradley Silver, President and co-founder is also a 3x startup founder with 2 exits including Brand Protect. He has extensive experience raising capital and has worked with investors such as Fidelity Investments, GenWealth Ventures, MaRS AF, Brigus Capital, and Greybrook. He has experience scaling companies to $30m+ in annual recurring revenue. Mr. Silver has been with RAD AI since June, 2021. Prior to that he served as the CEO of Atomic reach from November, 2010 until October 2021.

Aaron Kuntz, Director

Aaron Kuntz, Director, is a lifelong entrepreneur, investor and advisor for several growth stage start-ups. He has been an early stage investor in industries like artificial intelligence, real estate, e-commerce, hospitality and food and beverage. Apart from RAD AI, Aaron is the president and owner of Consumer Credit Marketing, Inc., a marketing services company catering to consumer financial industries, a role in which he has been serving since 2008. Mr. Kuntz has been with RAD AI since February, 2018.

Joseph Freedman, Chairman

Joe Freedman, co-founder and chairman, is a private equity investor and corporate director with more than 25 years of industry experience. His most recent experience includes 18 years at Brookfield Asset Management, one of the world’s leading private equity and alternative asset management firms. Now retired from Brookfield, Mr. Freedman is a director of several private and public companies and non-profit organizations including Bridgemarq Real Estate Services (TSX:BRE) and the Canadian Civil Liberties Association. Mr. Freedman has served on the board of RAD AI since August, 2021. Prior to that, he served as the chairman for Make Space Inc. starting in March 2016, which is a role he still holds.

Orin Litman, Director

Orin is currently the Founder and Chairman and VetStrategy. Orin founded the Company in 2006 and served as its Chief Executive Officer from 2006 to 2023. Orin serves on the boards of many companies, including RAD, Vetster, and AmeriVet Veterinary Partners. Orin holds an MBA from the Ivey Business School at Western University.

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OWNERSHIP AND CAPITAL STRUCTURE; RIGHTS OF THE SECURITIES

Ownership

The following table describes our capital structure as of February 2024:

Class of Equity	Authorized Limit*	Issued and Outstanding†	Committed, Not-issued*	Available
Class A Common Stock	200,000,000	98,415,337	67,187,381	36,781,317
Class B Common Stock	50,000,000	17,051,260	0	32,948,740

*Includes 22,601,591 warrants and 42,201,755 issued stock options and 2,696,155 unissued stock options.

†Includes 3,463,325 shares of Class B Common Stock issued in the Company’s Regulation CF round with DealMaker Securities, LLC which closed on February 15, 2024.

Includes 7,117,213 shares of Class B Common Stock issued in the Company’s Regulation CF round with DealMaker Securities, LLC which closed on April 29, 2024. This amount is subject to change based on the final closing out of escrow and the issuance of bonus shares.

Includes 1,532,905 shares of Class B Common Stock issued in the Company’s Regulation D round with DealMaker Securities, LLC which closed on June 21, 2024. This amount is subject to change based on the final closing out of escrow and the issuance of bonus shares.

Includes 214,207 shares of Class B Common Stock issued in the Company’s Regulation CF round with OpenDeal Broker LLC which closed on July 2, 2024. This amount is subject to change based on the final closing out of escrow and the issuance of bonus shares.

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USE OF PROCEEDS

The Company anticipates using the proceeds from this offering in the following manner:

	If Target Offering Amount Sold		If Max Offering Amount Sold
Total Raise		%		%

Gross Proceeds	$9,999.94		$1,602,658.68
Commissions & Variable Expenses	$0	8.50%	$136,225.99	8.50%
Fixed Costs	$10,000.00		$10,000.00
Net Proceeds	$(650)		$1,456,432.69

Use of Proceeds	Amount	%	Amount	%
Payroll	$0.00	0%	$728,216.35	50%
Marketing & Advertising	$0.00	0%	$364,108.17	25%
General & Administrative	$0.00	0%	$364,108.17	25%
Total Use of Proceeds	$0.00		$1,456,432.69

The amounts above have been rounded to the nearest whole dollar in the case of the maximum amount sold. The identified uses of proceeds are subject to change at the sole direction of the officers and directors based on the business needs of the Company.

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FINANCIAL DISCUSSION

Our financial statements can be found in Exhibit B to the Form C of which this Offering Memorandum forms a part. The financial statements were audited by Artesian CPA. The following discussion should be read in conjunction with our audited financial statements and the related notes included in this Offering Memorandum.

Operating Results

For the fiscal year ended December 31, 2023, the Company had revenues of $506,686 compared to the year ended December 31, 2022, when the Company had revenues of $406,824, representing a 24.5% increase related to the Company’s increase in sales. This revenue growth can be attributed to more investment into sales and marketing efforts which increased the volume of business the company was doing.

The Company’s gross margin was -182.3% in fiscal year 2023, compared to -263.4% in 2022. The improvement in gross margin was due to an increase in business and revenue along with a decrease in the cost of sales.

In 2023, the Company recognized $4,304,778 in operating expenses, as compared to $3,527,519 in operating expenses for 2022, representing a 22.03% increase. General and administrative expenses were the biggest driver of this increase, as the company grew in size, with total G&A expenses growing from $2,059,615 in 2022 to $2,781,788 in 2023, amounting to a 35.1% increase. The Company also increase its sales and marketing costs significantly from $592,819 in 2022 to $649,262 in 2023, totaling an increase of 9.5%. This change was due to the company’s efforts to continue to expand its client base and increase the volume of its business, which is part of the larger strategy to establish a more significant foothold within the industry.

Liquidity and Capital Resources

As of December 31, 2023, the Company had cash on hand of $354,783. This is compared to as of December 31, 2021, when the Company had cash on hand of $203,240.

Since inception in 2018, the Company has closed several rounds of financing, including from private sources and via Regulation CF and Regulation D, rule 506c. In 2022, the Company launched a Regulation CF financing round which officially closed in April 2023 and resulted in a total of $4,252,089 in gross proceeds.

The Company issued 4,740,409 shares of Class B Common Stock, representing $1,200,00 in gross proceeds in a Regulation CF round on Wefunder Portal LLC which closed on November 3, 2023.

The Company recently completed a Regulation CF offering with DealMaker Securities, LLC, which closed in February 2024. That round raised $985,234  in gross proceeds for the Company, issuing 3,463,325 shares of Class B Common Stock

In April 2024, the Company completed a second Regulation CF offering with DealMaker Securities, LLC. That round raised approximately $2,394,525 in gross proceeds for the Company, issuing approximately 7,117,213 shares of Class B Common Stock. This amount is subject to change based on the final closing out of escrow and the issuance of bonus shares.

In June 2024, the Company completed a Regulation D offering hosted by DealMaker O/A Novation Solutions. That round raised approximately $511,911 in proceeds for the Company, issuing approximately 1,525,264 shares of Class B Common Stock. This amount is subject to change based on the final closing out of escrow and the issuance of bonus shares.

In July 2024, the Company completed a Regulation D offering with OpenDeal Broker LLC. That round raised approximately $77,919 in proceeds for the Company, issuing approximately 205,049 shares of Class B Common Stock.

The Company currently has no other sources of capital beyond revenue from operations and planned equity financing rounds.

Plan of Operations and Milestones

While the Company has generated revenues since inception, they have been unable to show consistent profit or net income since inception. The Company continues to focus on business development to grow its customer base and product development to expand its product offerings, with the goal of growing top line revenue over the coming months and years. Previous capital raised by the Company has enabled it to sustain operating losses while also growing its employee base and expand its pool of paying customers. The Company anticipates continued operating losses in the coming 12-18 months as it focuses on customer growth.

As laid out in the Use of Proceeds section of this Offering Circular, the Company intends to make strategic acquisitions over the coming 6-12 months as a part of its growth strategy. These acquisitions will likely include the Company acquiring 100% of a target’s assets and operations, likely in the form of cash and stock. The purpose of these acquisitions would be to further the Company’s business, both in the form of acquiring new customers, acquiring more employees, and/or acquiring new technology.

The Company anticipates that it will need to continue to raise capital within 18-24 months after this Offering in order to continue with the aforementioned plan of operations.

Trends and COVID-19

We began product development by building an AI-based creative intelligence which leverages AI personas to connect trusted influencers (content creators) with brands that benefit from the influencer’s authentic, unbiased, informative and culturally relevant content.

Over the next few years we will be focused on building a self-serve, multi-workflow process enabled platform that will create a competitive advantage that we plan to use to “disrupt” the creative marketing industry. We also have a robust acquisition and roll up strategy to accelerate growth, content and distribution.

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RECENT OFFERINGS OF SECURITIES

In 2022, the Company launched a Regulation CF financing round which officially closed in April 2023 and resulted in a total of $4,252,089 in gross proceeds.

The Company issued 4,816,839 shares of Class B Common Stock, representing $1,200,00 in gross proceeds in a Regulation CF round on Wefunder Portal LLC which closed on November 3, 2023.

The Company recently completed a Regulation CF offering with DealMaker Securities, LLC, which closed in February 2024. That round raised $985,234 in gross proceeds for the Company, issuing 3,463,325 shares of Class B Common Stock

In April 2024, the Company completed a second Regulation CF offering with DealMaker Securities, LLC. That round raised approximately $2,394,525 in gross proceeds for the Company, issuing approximately 7,117,213 shares of Class B Common Stock. This amount is subject to change based on the final closing out of escrow and the issuance of bonus shares.

In June 2024, the Company completed a Regulation D offering hosted by DealMaker O/A Novation Solutions. That round raised approximately $511,911 in proceeds for the Company, issuing approximately 1,532,905 shares of Class B Common Stock. This amount is subject to change based on the final closing out of escrow and the issuance of bonus shares.

In July 2024, the Company completed a Regulation D offering with OpenDeal Broker LLC. That round raised approximately $81,399 in proceeds for the Company, issuing approximately 214,207 shares of Class B Common Stock. This amount is subject to change based on the final closing out of escrow and the issuance of bonus shares.

INDEBTEDNESS

Officers of the Company advance funds to the Company in the normal course of business. As of December 31, 2023, the Company made loans for a total of $12,331 to its officers.

The Company obtained an Economic Injury Disaster (EIDL) loan for $250,000 on April 10, 2020, and on August 16, 2021 the Company obtained a second loan in the amount of $250,000.

The EIDL is a low interest, fixed-rate, long term loan obtained directly from the U.S. Small Business administration (SBA) to help overcome the effects of the pandemic by providing working capital to meet operating expenses. The loan bears interest at a rate of 3.75% per annum and matures 30 years from the date of the loan. Moreover, the loan is secured by assets of the Company. As of December 31, 2022, the Company had not made any payments on this loan. Accrued interest on the loan as of December 31, 2022, amounted to $39,062.

The Company entered into a $500,000 convertible note with a related party (Holder) on October 17, 2022. Unless earlier retired or converted into Conversion Shares (as defined below), the outstanding balance of this Note will be due and payable by the Company at any time on or after October 16, 2028 (the “Maturity Date”) at the Company’s election or upon demand by the Holder. The note is secured by all assets of the company.

The Company may satisfy this Note in full by repaying the Principal Amount at any time within 12 months from the Date of Issuance; by repaying 130% of the Principal Amount at any time after 12 months from the Date of Issuance and prior to 24 months from the Date of Issuance: by repaying 160% of the Principal Amount at any time after 24 months from the Date of Issuance and prior to 36 months from the Date of Issuance; or, by repaying 200% of the Principal Amount at any time after 36 months from the Date of Issuance. The Holder may accelerate the payment of this Note at any time after 24 months from the Date of Issuance and require Company satisfy the Note in full by repaying the Principal Amount.

At any time on or after the Date of Issuance, at the election of the Holder, the note will convert into that number of Common Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing the outstanding principal balance of this note on the date of such conversion by the applicable Conversion Price. Conversion Price means (rounded to the nearest 1/10th of one cent) the lower of: (i) the product of 100% less the Discount of 20% and (y) the lowest per share purchase price of the equity securities issued in the Next Equity Financing; and (ii) the lowest per share purchase price of the equity securities issued in the Crowd Funding Financing. Crowd Funding Financing means the sale (or series of related sales) by the Company of its Equity Securities through the WeFunder crowd funding platform which was launched in 2022.

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SECURITIES BEING OFFERED AND RIGHTS OF THE SECURITIES OF THE COMPANY

The following descriptions summarize important terms of our capital stock. This summary reflects the company’s Certificate of Incorporation, as amended, and does not purport to be complete and is qualified in its entirety by the Certificate of Incorporation and its Bylaws. For a complete description of the company’s capital stock, you should refer to our Certificate of Incorporation and our Bylaws and applicable provisions of the Delaware General Corporation Law.

General

Class of Security	Class A Common Stock

Securities Authorized	200,000,000

Securities Outstanding	98,415,337

Voting Rights	The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

Other Rights & Terms	Pursuant to the Company’s Stockholder’s Agreement, the Company’s Board of Directors is to be set as the following:

1. Joseph Freedman (so long as Freedman holds at least seven and one-half percent (7.5%) the outstanding Capital Stock of the Company on an as converted basis

2. Jeremy Barnett

3. Bradley Silver

4. So long as Barnett is a director, one individual nominated by Barnett who is confirmed by the holders of a majority of the Shares held by the Stockholders who are identified as original shareholders in RAD Technologies, Inc.

5. So long as Freedman and Silver are each a director, one individual nominated by Freedman and Silver who is confirmed by the holders of a majority of the Shares held by the Stockholders who are identified as former shareholders of Atomic Reach, Inc.

The directors of the corporation, subject to any restrictions contained in (a) the General Corporation Law of Delaware or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

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Class of Security	Class B Common Stock

Securities Authorized	50,000,000

Securities Outstanding	18,357,953

Voting Rights	Holders of Class B Common Stock are not entitled to vote on any matters submitted to a vote of the stockholders, including the election of directors, except as required by Delaware Law.

Other Rights & Terms

The directors of the corporation, subject to any restrictions contained in (a) the General Corporation Law of Delaware or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

What it Means to be a Minority Holder

As an investor in Class B Common Stock of the company, you will not have any rights in regard to the corporate actions of the company, including additional issuances of securities, company repurchases of securities, a sale of the company or its significant assets, or company transactions with related parties.

Transferability of securities

For a year, the securities can only be resold:

●	In an IPO or other public offering registered with the SEC;

●	To the company;

●	To an accredited investor; and

●	To a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Transfer Agent

The company has selected Transfer Online, Inc., an SEC-registered securities transfer agent, to act as its transfer agent. They will be responsible for keeping track of who owns the company’s securities.

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DILUTION

Investors should understand the potential for dilution. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the aggregate total amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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Valuation

As discussed in “Dilution” above, the valuation of the company will determine the amount by which the investor’s stake is diluted in the future. An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is immediately diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

There are several ways to value a company, and none of them is perfect and all of them involve a certain amount of guesswork. The same method can produce a different valuation if used by a different person.

Liquidation Value — The amount for which the assets of the company can be sold, minus the liabilities owed, e.g., the assets of a bakery include the cake mixers, ingredients, baking tins, etc. The liabilities of a bakery include the cost of rent or mortgage on the bakery. However, this value does not reflect the potential value of a business, e.g., the value of the secret recipe. The value for most startups lies in their potential, as many early-stage companies do not have many assets (they probably need to raise funds through a securities offering in order to purchase some equipment).

Book Value — This is based on analysis of the company’s financial statements, usually looking at the company’s balance sheet as prepared by its accountants. However, the balance sheet only looks at costs (i.e., what was paid for the asset), and does not consider whether the asset has increased in value over time. In addition, some intangible assets, such as patents, trademarks or trade names, are very valuable but are not usually represented at their market value on the balance sheet.

Earnings Approach — This is based on what the investor will pay (the present value) for what the investor expects to obtain in the future (the future return), taking into account inflation, the lost opportunity to participate in other investments, the risk of not receiving the return. However, predictions of the future are uncertain and valuation of future returns is a best guess.

Different methods of valuation produce a different answer as to what your investment is worth. Typically, liquidation value and book value will produce a lower valuation than the earnings approach. However, the earnings approach is also most likely to be risky as it is based on many assumptions about the future, while the liquidation value and book value are much more conservative.

Future investors (including people seeking to acquire the company) may value the company differently. They may use a different valuation method, or different assumptions about the company’s business and its market. Different valuations may mean that the value assigned to your investment changes. It frequently happens that when a large institutional investor such as a venture capitalist makes an investment in a company, it values the company at a lower price than the initial investors did. If this happens, the value of the investment will go down.

How we determined the offering price

The offering price for our current offering was determined based on the following information:

The Company conducted an internal analysis of its prior funding, technology growth, partnerships, development and team, as well as historical revenue and revenue forecast when determining the valuation of this offering. Ultimately, this analysis generally followed the earnings approach listed in the above section.

REGULATORY INFORMATION

Disqualification

Neither the company nor any of its officers or managing members are disqualified from relying on Regulation Crowdfunding.

Annual reports

The company plans to file its Form C-AR report with the SEC. These annual reports along with future reports will be posted on the company’s website: www.radintel.ai

Compliance failure

The company has not previously failed to comply with the requirements of Regulation Crowdfunding.

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INVESTING PROCESS

Information Regarding Length of Time of Offering

Investment Confirmation Process: In order to purchase the Securities, you must make a commitment to purchase by completing the subscription process hosted by the Intermediary, including complying with the Intermediary’s know your customer (KYC) and anti-money laundering (AML) policies. If an Investor makes an investment commitment under a name that is not their legal name, they may be unable to redeem their Security indefinitely, and neither the Intermediary nor the Company are required to correct any errors or omissions made by the Investor.

Investor funds will be held in escrow with the Escrow Agent until the Target Offering Amount has been met or exceeded and one or more closings occur. Investors may cancel an investment commitment until up to 48 hours prior to the Offering Deadline, or such earlier time as such earlier time the Company designates pursuant to Regulation CF, using the cancellation mechanism provided by the Intermediary. If an investor does not cancel an investment commitment before the 48-hour period prior to the Offering Deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

The Company will notify Investors when the Target Amount has been reached. If the Company reaches the Target Amount prior to the Offering Deadline, it may close the Offering early provided (i) the expedited Offering Deadline must be twenty-one (21) days from the time the Offering opened, (ii) the Company must provide at least five (5) business days’ notice prior to the expedited Offering Deadline to the Investors and (iii) the Company continues to meet or exceed the Target Amount on the date of the expedited Offering Deadline.

Investment Cancellations: Investors will have up to 48 hours prior to the end of the offering period to change their minds and cancel their investment commitments for any reason. Once the offering period is within 48 hours of ending, investors will not be able to cancel for any reason, even if they make a commitment during this period, and investors will receive their securities from the issuer in exchange for their investment.

Notifications: Investors will receive periodic notifications regarding certain events pertaining to this offering, such as the company reaching its offering target, the company making an early closing, the company making material changes to its Form C, and the offering closing at its target date.

Material Changes: Material changes to an offering include but are not limited to:

A change in minimum offering amount, change in security price, change in management, etc. If an issuing company makes a material change to the offering terms or other information disclosed, including a change to the offering deadline, investors will be given five business days to reconfirm their investment commitment. If investors do not reconfirm, their investment will be canceled, and the funds will be returned.

Rolling and Early Closings: The company may elect to undertake rolling closings, or an early closing after it has received investment interests for its target offering amount, and 21 days from the offering’s initiation has passed. During a rolling closing, those investors that have committed funds will be provided five days’ notice prior to acceptance of their subscriptions, release of funds to the company, and issuance of securities to the investors. During this time, the company may continue soliciting investors and receiving additional investment commitments. Investors should note that if investors have already received their securities, they will not be required to reconfirm upon the filing of a material amendment to the Form C. In an early closing, the offering will terminate upon the new target date, which must be at least five days from the date of the notice.

Investor Limitations

Investors are limited in how much they can invest on all crowdfunding offerings during any 12-month period. The limitation on how much they can invest depends on their net worth (excluding the value of their primary residence) and annual income. If either their annual income or net worth is less than $124,000, then during any 12-month period, they can invest up to the greater of either $2500 or 5% of the greater of their annual income or Net worth. If both their annual income and net worth are equal to or more than $124,000, then during any 12-month period, they can invest up to 10% of annual income or net worth, whichever is greater, but their investments cannot exceed $124,000. If the investor is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act, as amended, no investment limits apply.

Updates

Information regarding updates to the offering and to subscribe can be found here, invest.radintel.ai.

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